News
For Immediate Release October 17, 2002	Contact: Rick Honey (212) 878-1831

MINERALS TECHNOLOGIES REPORTS DILUTED EARNINGS PER SHARE
OF $0.70 FOR THE THIRD QUARTER

----------

Net Sales Increased 10 Percent to $192.1 Million

----------

NEW YORK, October 17--Minerals Technologies Inc. (NYSE: MTX) today reported third quarter net income of $14.2 million, a 5-percent increase over the $13.6 million reported in the third quarter of 2001. Diluted earnings per common share increased 3 percent to $0.70 from $0.68 in the same period last year.

     Worldwide sales in the quarter were up 10 percent to $192.1 million from $174.9 million in the previous year. Foreign exchange had a favorable impact on sales of approximately $1.5 million for the quarter, or approximately 1 percentage point of growth. Income from operations decreased 2 percent to $21.6 million from $22.1 million in the third quarter of 2001.

     "Our sales in the quarter showed good growth across all our product lines despite a sluggish economy," said Paul R. Saueracker, chairman, president and chief executive officer. "Increases in revenues resulted from growth in our ongoing businesses and from our acquisitions. The Specialty Minerals segment reflected sales growth of 9 percent and an increase in operating income of 10 percent over the same quarter last year, a significant improvement. The Refractories segment had a 12 percent increase in sales. However, Refractories segment operating income decreased 29 percent, which caused the 2 percent decline in operating income for the entire company. The decline in the Refractories segment operating income was due primarily to: production and inventory problems at certain North American facilities; volume losses due to slowdowns and closures in high margin integrated steel mill accounts; and higher development costs associated with new products and systems."

     For the first nine months of 2002, net income increased 17 percent to $41.8 million from $35.6 million in the same period last year. Diluted earnings per common share increased 13 percent to $2.02 from $1.78 for the first nine months of 2001.

     Worldwide sales for the nine months of 2002 were $558.0 million, a 9-percent increase over the $509.6 million in the comparable period last year. Operating income for the first nine months was $64.0 million, a 9 percent increase over the $58.7 million in the first nine months of 2001. Excluding the prior year's restructuring charge, operating income increased 3 percent.

     Worldwide sales in the Specialty Minerals segment, which includes the Precipitated Calcium Carbonate (PCC) and Processed Minerals product lines, increased 9 percent in the third quarter to $132.1 million from $121.2 million in the prior year. Income from operations in the third quarter of 2002 was $16.9 million, a 10-percent increase over the $15.4 million in the prior year.

      For the nine months, Specialty Minerals sales were up 6 percent to $384.2 million from $362.4 million for the same period in 2001. Specialty Minerals recorded income from operations of $47.7 million, an 8-percent increase over the $44.1 million for the first nine months of 2001, which excluded the prior year's restructuring charge.

     Worldwide sales of PCC, which is used primarily in the manufacturing processes of the paper industry, were $107.6 million, a 9-percent increase over the $98.7 million reported in the third quarter of 2001. PCC sales for the nine months increased 6 percent to $313.8 million from $296.0 million during the same period in 2001.

     Paper PCC volume from satellites increased 10 percent for the third quarter, primarily due to the ramp-up of 10 new units of PCC capacity that were added in 2001 and increased worldwide volume from existing satellite facilities. A unit represents between 25,000 and 35,000 tons of PCC produced annually.

     "These volume increases more than compensated for the shutdowns of five satellite plants in the United States that were a result of bankruptcies or consolidation in the paper industry," said Mr. Saueracker.

     Specialty PCC, which is used primarily for non-paper applications, reported an increase in sales of 4 percent. This was attributed primarily to improved volume at the company's PCC facility in Brookhaven, Mississippi. This facility, however, continues to operate well below capacity and the overall profitability of the Specialty PCC product line continues to be affected by weak industry conditions and competition for the calcium supplement market. For the nine months, Specialty PCC sales declined 1 percent from the prior year.

     In Processed Minerals, third-quarter sales increased 9 percent to $24.5 million from $22.5 million the same quarter of last year. The majority of that growth came from the company's recent acquisition of the assets of Polar Minerals Inc. (Polar). For the nine months, Processed Minerals sales increased 6 percent to $70.4 million from $66.4 million in the same period last year. Processed Minerals products, which include ground calcium carbonate, lime and talc, are used in the building materials, steel, polymers, ceramics, paints and coatings, glass and other manufacturing industries.

     On September 9, the company acquired the business of Polar, a privately held producer of industrial minerals in the Midwest United States for $22.5 million. The acquired assets include mineral processing plants in Wellsville, Ohio, and Mount Vernon, Indiana, which process high quality mineral ores into performance minerals for the plastics, paint, adhesives and sealants, rubber and cosmetics industries. Polar's products include talc, ground calcium carbonate, barytes and mica. Polar had sales in 2001 of $24.1 million.

     In the company's Refractories segment, sales for the third quarter were $60.0 million, a 12-percent increase over $53.7 million for the third quarter of 2001. A major portion of that sales increase was attributable to Rijnstaal B.V., a producer of metallurgical wire the company acquired in September 2001. Sales for the nine months of 2002 in the Refractories segment were $173.8 million, an 18-percent increase over the $147.2 million from the previous year. Operating income for the third quarter for Refractories declined 29 percent to $4.7 million in the third quarter of 2002. For the nine months, Refractories operating income was $16.3 million, a 10-percent decrease from the $18.0 million reported for the nine months in 2001, which excludes the prior year's restructuring charge.

     "We have identified production and inventory problems in our refractories business and we are effectively addressing them through changes in manufacturing processes, personnel and quality assurance procedures. Many of these problems are largely behind us," said Mr. Saueracker. "In addition, the increased development effort should lead to new profitable business. We expect the operating income in the Refractories segment to improve in the fourth quarter over this year's third quarter."

     Mr. Saueracker concluded: "The outlook for the worldwide economy remains uncertain. The present level of business activity in the industrial sectors we serve remains sluggish, and there is no clear indication of marked improvement. In addition, in light of the issues we are addressing in the Refractories segment we believe our diluted earnings per share in 2002 will be in the range of $2.76 to $2.81."

####

Minerals Technologies will sponsor a conference call tomorrow, October 18, at 11 a.m. The conference call will be broadcast live on the company web site, which can be found at www.mineralstech.com.

This press release contains some forward-looking statements. Actual results may differ materially from these expectations. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the cautionary statements in our 2001 Form 10-K and in our other reports filed with the Securities and Exchange Commission

CONSOLIDATED STATEMENT OF INCOME MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(thousands of dollars, except per share data) (unaudited)

	Third Quarter		%	Nine Months		%
	2002	2001	Change	2002	2001	Change

Net sales	$192,134	$174,911	10	$557,962	$509,624	9
Operating costs and expenses:
Cost of goods sold	145,737	128,820	13	419,823	374,551	12
Marketing and administrative expenses	19,464	18,376	6	57,257	55,302	4
Restructuring charge	0	0	*	0	3,403	*
Research and development expenses	5,304	5,658	(6)	16,833	17,641	(5)

Income from operations	21,629	22,057	(2)	64,049	58,727	9
Non-operating deductions - net	1,081	2,199	(51)	4,040	6,259	(35)

Income before provision for taxes on income and minority interests	20,548	19,858	3	60,009	52,468	14

Provision for taxes on income	5,853	5,694	3	17,087	15,478	10

Minority interests	482	573	(16)	1,169	1,400	(17)

Net income	$14,213	$13,591	5	$41,753	$35,590	17

Weighted average number of common shares outstanding:
Basic	20,201	19,587		20,216	19,645

Diluted	20,366	20,096		20,635	20,043

Basic earnings per share	$0.70	$0.69	1	$2.07	$1.81	14

Diluted earnings per share	$0.70	$0.68	3	$2.02	$1.78	13

Cash dividends declared per common share	$0.025	$0.025		$0.075	$0.075

1) For the periods ended September 29, 2002 and September 30, 2001.
2) Sales increased approximately 6% in the United States in the third quarter and 8% for the first nine months of 2002. International sales increased approximately 17% in the third quarter and 12% for the first nine months of 2002.
3) The Company recorded a write down of impaired assets of $750,000 in the Specialty Minerals segment in the first nine months of 2002. Such charge was recorded in the first quarter and is included in cost of goods sold.
4) In accordance with the provisions of SFAS 142, "Goodwill and Other Intangible Assets," there was no amortization expense related to goodwill in the third quarter or the first nine months of 2002. Amortization expense related to goodwill was approximately $440,000 in the third quarter of 2001 and $920,000 for the first nine months of 2001.
5) The results of operations for the interim periods ended September 29, 2002 are not necessarily indicative of the results that ultimately might be achieved for the current year.

	MINERALS TECHNOLOGIES INC AND SUBSIDIARY COMPANIES CONDENSED CONSOLIDATED BALANCE SHEET

		ASSETS

	(In Thousands of Dollars)
			September 29,	December 31,
			2002*	2001**

	Current assets:
	Cash & cash equivalents		16,716	13,046
	Accounts receivable, net		148,962	125,289
	Inventories		85,420	77,633
	Other current assets		30,713	30,822
	Total current assets		281,811	246,790

	Property, plant and equipment		1,093,479	1,045,627
	Less accumulated depreciation		556,792	509,288
	Net property, plant & equipment		536,687	536,339

	Goodwill		50,114	43,506
	Other assets and deferred charges		20,287	21,175

	Total assets		888,899	847,810

	LIABILITIES AND SHAREHOLDERS' EQUITY

	Current liabilities:
	Short-term debt		45,052	71,934
	Accounts payable		43,984	37,705
	Other current liabilities		50,928	50,890
	Total current liabilities		139,964	160,529

	Long-term debt		87,665	88,097
	Other non-current liabilities		93,114	91,365
	Total liabilities		320,743	339,991

	Total shareholders' equity		568,156	507,819

	Total liabilities and shareholders' equity		888,899	847,810

*	Unaudited.
**	Condensed from audited financial statements.